                                 AMENDMENT NO. 2

              1996 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
                           MATRIX CAPITAL CORPORATION

     This Amendment is made by Matrix Bancorp, Inc., formerly known as Matrix
Capital Corporation (the "Company").

     WHEREAS, the Company adopted the Plan effective as of January 1, 1995 for the purpose of granting equity compensation incentives to employees, consultants, advisors and directors of the Company and its subsidiaries; and

     WHEREAS, the Plan was amended and restated in its entirety effective
September, 1996 (the "1996 Restatement"), and was amended by Amendment No. 1, effective as of May 26, 2000; and

     WHEREAS, the Company now desires to amend the 1996 Restatement, as amended, to provide that the Compensation Committee shall have the discretion to determine whether an optionee's right to exercise an option shall accelerate upon a change in control of the Company.

     NOW, THEREFORE, the 1996 Restatement, as amended, is amended as follows:

     A. Section 7(d) is amended by adding the following sentence to the end of said Section:

               "Notwithstanding the foregoing or any other provision in this
               Plan, the Committee may, in its sole discretion, determine on or prior to the Date of Grant of an Option granted on or after July
               20, 2001, that such Option shall not become immediately
               exercisable in full upon the occurrence of an event described in this Section 7(d). If the Committee shall so determine, the
               Optionee's option agreement shall specifically provide that such
               Option is not subject to the terms of this Section 7(d)."

     B. This Amendment is effective as of July 20, 2001. In all other respects, the Plan shall remain in effect.

     IN WITNESS WHEREOF, this Amendment is adopted this 20th day of July, 2001.

                                    Matrix Bancorp, Inc.
                                    "Company"

                                    By:  /s/ T. Allen McConnell
                                         T. Allen McConnell, Secretary